Legends Bank announces dividend and 2005 financial results, (March 26, 2006)

Legends Financial Holdings, Inc., parent company of Legends Bank, announces a shareholder dividend of $0.35 per share for shareholders of record date of April 10, 2006 to be paid on May 1, 2006. This is the fourth consecutive cash dividend paid by Legends Financial Holdings, Inc. Billy Atkins, Chairman, President and CEO of Legends Financial Holdings, Inc., stated the dividend represents 25% of net earnings for 2005.

Legends experienced a phenomenal year in 2005 with Assets growing from $185,124 million to $229,761 million, a $44,637 million or 24% annual growth. Deposits grew from $154,975 to $199,678 million, an increase of $44,703 million or 29%, and Loans grew from $128,334 million to $151,225, increasing $22,891 million or 18%. Net income was $2,085 million compared to net income for year ending 2004 of $1,606 million, an increase of $479 thousand or 30%.

At Legends Bank, our performance is directly related to our extra-ordinary employees providing legendary service, and the strength of the relationships with our customers. Our financial commitment to the community and the shared success of the Montgomery County and Stewart County areas have built value for our shareholders and improved overall quality of life.

Legends Bank now has six full service branches including an office in Dover, along with a full service Mortgage Lending Division and full service Investment Division.

Due to our growth, we now have 71 employees and will begin construction on a new facility in St. Bethlehem. The new building will be three floors with a full service branch, Residential Mortgage Lending Division, and house our bank operations department. The building will contain 20,062 square feet and will be located on Wilma Rudolph Boulevard just northeast of the Trenton Road intersection.